UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.__)

Filed by the Registrant ☒
Filed by a Party other than the ☐ Registrant

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

OVERSEAS SHIPHOLDING GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[FORM OF COMMUNICATION TO CERTAIN STOCKHOLDERS]
OVERSEAS SHIPHOLDING GROUP, INC.
302 Knights Run Avenue, Suite 1200
Tampa, Florida 33602

May 30, 2018

Dear Stockholder,

We are writing in connection with our upcoming Annual Meeting of Stockholders, which takes place on Wednesday, June 6, 2018. Your vote is important, so we want to be sure that you focus on some key facts concerning our executive compensation program.

We believe that the compensation of our executives - particularly that of our CEO, Samuel Norton - is strongly aligned with your interests. Specifically:

•	Our CEO’s pay is aligned with company performance. For 2017, company performance was below 2016 levels. Our CEO earned only 81% of his 2017 target compensation.

•	The amount of annual incentive compensation awarded, if any, is based upon performance metrics established at the beginning of the performance period by our Compensation Committee.

•
100% of our CEO’s 2017 annual incentive compensation - 76% of his total 2017 compensation - was paid in equity. The equity vested upon grant, as the applicable performance metrics had already been met (similar to the way and other companies pay out annual incentive compensation in cash).

•	A portion of the equity - if any - he receives as annual incentive compensation is paid in the form of options that have value only if the stock price increases, benefiting all stockholders.

•	Our CEO must hold such equity for at least three years (unless his employment is terminated).

•	Our CEO did not receive a salary increase in 2017.

•	The CEO’s “single-trigger” change-in-control provision is being phased out and will be eliminated in July 2019.

•	A portion of our CEO’s incentive compensation can be clawed back under certain circumstances.

•	We maintain robust stock ownership requirements: 5x annual base salary for our CEO; 3x annual base salary for our CFO; and 1.5x annual base salary for all other “Section 16 officers”.

We believe the above points demonstrate our commitment to maintaining and enhancing the relationship between executive pay and OSG’s long-term performance. Accordingly, we urge you to consider these points and vote FOR Proposal 3 (Advisory Vote on Approval of the Compensation of the Named Executive Officers).

Sincerely,

Timothy J. Bernlohr
Chair of the OSG Compensation Committee